Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS

FOR THE 2006 FISCAL YEAR AND FOURTH QUARTER

Diversification Efforts and Alliances Drive Profitability

BOISE, Idaho, October 5, 2006 — Micron Technology, Inc., (NYSE: MU) today announced results of operations for its 2006 fiscal year and fourth quarter, which ended August 31. For the 2006 fiscal year, the Company earned net income of $408 million, or $0.57 per diluted share, on net sales of $5.3 billion, which compares to net income of $188 million, or $0.29 per diluted share, on net sales of $4.9 billion for the prior fiscal year. For the fourth quarter of fiscal 2006, the Company earned net income of $64 million, or $0.08 per diluted share, on net sales of $1.4 billion.

“Micron effectively executed its diversification strategy, resulting in strong financial performance for the year while strengthening its platform for future success,” said Steve Appleton, Micron’s chairman, CEO and president.

In fiscal 2006, the Company began to realize benefits from its diversification strategy, particularly with its CMOS image sensors. The Company is the world’s leading provider of CMOS image sensors and doubled its sales of imaging products from fiscal 2005 to 2006.

The establishment in 2006 of the Company’s joint venture with Intel Corporation for NAND flash memory production positioned Micron for significant growth in this market. This alliance enables the Company to realize the benefits of research and development cost sharing and, through joint investments with Intel, accelerate its NAND production ramp. Once completed, these investments will allow the Company to bring additional scale and cost reductions to its memory operations. The Company’s NAND product offering was further broadened with the acquisition of Lexar Media, which provides a significant retail presence and strengthened the Company’s portfolio of intellectual property.

The effects of the Company’s transformation in fiscal 2006 noticeably strengthened the Company’s balance sheet. Cash and investment balances increased $1.8 billion over the year at the same time debt was reduced by approximately $600 million. The Company invested approximately $1.6 billion in capital expenditures in fiscal 2006.  These investments were heavily concentrated in 300mm wafer fab tooling as the Company positions its Manassas, Lehi and TECH Semiconductor operations for advanced 300mm production.

Comparing the Company’s fourth quarter results to the previous quarter, net sales grew primarily as a result of increased sales in the Company’s memory segment. Sales of DDR and DDR2 memory products increased slightly in the fourth quarter of fiscal 2006 compared to the third quarter, representing approximately 50 percent of the Company’s total net sales. Sales of imaging products in the fourth quarter of fiscal 2006 represented approximately 15 percent of the Company’s sales. Sales of NAND flash products increased in the quarter and represented approximately 9 percent of the Company’s total net sales for the fourth quarter. Sales of NAND flash products in the fourth quarter of fiscal 2006 include only limited volumes from Lexar, as purchase accounting precludes the Company from recognizing Lexar inventory in the distribution channel as of the date of the acquisition. As a result of the acquisition, the Company’s operating expenses in the fourth quarter of fiscal 2006 include approximately $20 million for the Lexar operations.

During the fourth quarter of fiscal 2006, the Company settled various legal matters adversely affecting the Company’s gross margin by approximately $45 million, or three percentage points. Absent the effect of these settlements, the Company’s gross margin on sales of memory products in the fourth quarter of fiscal 2006 would have been slightly higher than the gross margin in the preceding quarter. This improvement stems principally from stronger gross margins on DRAM products.

At the end of the fourth quarter of fiscal 2006, the Company had $3.1 billion in cash and short-term investments. During fiscal 2006 and the fourth quarter, the Company generated $2.0 billion and $330 million, respectively, in cash from operations and invested $1.6 billion and $633 million, respectively, in capital expenditures. The Company anticipates capital expenditures for fiscal year 2007 to be approximately $4 billion.

Subsequent to the end of fiscal 2006, the Company and Toshiba Corporation entered into agreements settling all outstanding NAND flash memory-related litigation between the companies. Toshiba purchased certain of the Company’s semiconductor technology patents and licensed certain patents previously owned by Lexar Media. The Company will receive payments totaling $288 million over several years.

The Company will host a conference call today at 3:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the Company’s Web site until October 5, 2007. A taped audio replay of the conference call will also be available at (973) 341-3080 (conference number: 7930225) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on October 12, 2006.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

This press release contains forward-looking statements, including statements regarding capital expenditures in fiscal 2007. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company’s most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors).  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Aug. 31,	Jun. 1,	Sep. 1,	Aug. 31,	Sep. 1,
	2006	2006	2005	2006	2005

Net sales	$1,373.4	$1,312.3	$1,257.8	$5,272.5	$4,880.2
Cost of goods sold	1,048.7	982.5	975.6	4,071.6	3,734.4
Gross margin	324.7	329.8	282.2	1,200.9	1,145.8

Selling, general and administrative	143.4	113.2	88.0	459.7	348.3
Research and development	162.9	167.7	150.5	655.6	603.7
Other operating (income) expense (1)	(34.9)	1.5	(2.6)	(264.7)	(23.7)
Operating income	53.3	47.4	46.3	350.3	217.5

Interest income (expense), net	36.2	27.0	(2.1)	75.8	(15.4)
Other non-operating income (expense)	2.6	3.4	(1.0)	7.1	(3.5)
Income tax provision (2)	(4.7)	(6.5)	(0.1)	(18.7)	(10.6)
Noncontrolling interests in net (income) loss	(23.9)	17.2	—	(6.7)	—
Net income	$63.5	$88.5	$43.1	$407.8	$188.0

Earnings per share:
Basic	$0.09	$0.12	$0.07	$0.59	$0.29
Diluted	0.08	0.12	0.07	0.57	0.29

Number of shares used in per share calculations:
Basic	746.5	708.6	649.4	691.7	647.7
Diluted	759.5	720.1	650.0	725.1	702.0

		As of
	Aug. 31,	Jun. 1,	Sep. 1,
	2006	2006	2005
Cash and short-term investments	$3,078.8	$2,830.0	$1,290.4
Receivables	956.1	805.7	794.4
Inventories	962.8	799.7	771.5
Total current assets	5,100.5	4,520.9	2,925.6
Property, plant and equipment, net	5,887.6	5,438.1	4,683.8
Goodwill	502.0	15.5	15.5
Total assets	12,221.3	10,300.7	8,006.4

Accounts payable and accrued expenses	1,318.5	951.9	752.5
Current portion of long-term debt	165.6	180.4	147.0
Total current liabilities	1,661.1	1,279.0	978.6
Long-term debt (3)	405.4	338.8	1,020.2
Noncontrolling interests in subsidiaries	1,568.0	1,112.4	—
Total Shareholders’ equity	8,113.7	7,086.8	5,846.8

	Year Ended
	Aug. 31,	Sep. 1,
	2006	2005
Net cash provided by operating activities	$2,018.5	$1,237.8
Net cash used for investing activities	(1,756.4)	(1,083.9)
Net cash provided by (used for) financing activities	644.1	(115.5)

Depreciation and amortization	1,281.3	1,264.5
Expenditures for property, plant and equipment	(1,364.8)	(1,064.8)
Payments on equipment purchase contracts	(209.1)	(236.0)

Noncash equipment acquisitions on contracts payable and capital leases	325.7	372.3

(1).       Other operating income for the fourth quarter of and for fiscal 2006 includes $16 million and $23 million, respectively, from the extension of an economic development agreement in Lehi allowing the Company to recover amounts relating to certain investments in the Company’s Lehi facility.  Other operating income for fiscal 2006 includes $230 million of net proceeds from Intel Corporation (“Intel”) for the sale of the Company’s existing NAND flash memory designs and certain related technology to Intel net of amounts paid by the Company’s for a perpetual, paid-up license to use and modify such designs.  Other operating income for fiscal 2005 includes gains net of losses on write-downs and disposals of semiconductor equipment of $13 million and $12 million in receipts from the U.S. Government in connection with anti-dumping tariffs.

(2).       Income taxes for 2006 and 2005 primarily reflect taxes on the Company’s non-U.S. operations and U.S. alternative minimum tax.  The Company has a valuation allowance for its net deferred tax asset associated with its U.S. operations.  The provision for taxes on U.S. operations in 2006 and 2005 was substantially offset by reductions in the valuation allowance.  As of August 31, 2006, the Company had aggregate U.S. tax net operating loss carryforwards of $1.7 billion and unused U.S. tax credit carryforwards of $138 million.  The Company also has unused state tax net operating loss carryforwards of $1.4 billion and unused state tax credits of $163 million.  Substantially all of the net operating loss carryforwards expire in 2022 to 2025 and substantially all of the tax credit carryforwards expire in 2013 to 2026.

(3).       In the second quarter of fiscal 2006, the Company’s $633 million 2.5% Convertible Subordinated Notes (“Notes”) were converted into 53.7 million shares of common stock. In addition, the Company’s related interest rate swap terminated by its terms on February 6, 2006 and, as a result, $35 million pledged as collateral for the swap became unrestricted.  Unamortized issuance costs of $10 million were charged to additional capital in connection with the conversion of the Notes.

On February 14, 2006, the Company terminated its outstanding call spread options covering a total of approximately 53.7 million shares of its common stock (“Call Spread Options”).  The Company originally entered into the Call Spread Options in connection with its issuance of the Convertible Subordinated Notes.  On settlement of the Call Spread Options, the Company received $171 million which was accounted for as a capital transaction.

Stock-Based Compensation Expense: The Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” at the beginning of its fiscal 2006 which addresses accounting for transactions in which the Company obtains employee services in share-based payment transactions.  In accordance therewith, total compensation costs for the Company’s stock plans aggregated $26 million for fiscal 2006, including $8 million charged to cost of goods sold, $11 million in selling, general and administrative and $7 million in research and development.  The Company did not record any significant income tax benefit for share-based compensation arrangements in fiscal 2006.  Share-based compensation cost capitalized and remaining in inventory was $1 million at the end of fiscal 2006.

IM Flash Technologies, LLC (“IMFT”): IMFT, which began operations on January 6, 2006, is a joint venture between the Company and Intel Corporation and was formed to manufacture NAND flash memory products for the exclusive benefit of its partners.  In connection with the formation of IMFT, the Company contributed land and facilities in Lehi, Utah, a fully-paid lease of a portion of the Company’s manufacturing facility in Manassas, Virginia, a wafer supply agreement to be supported by the Company’s operations located in Boise, Idaho and $250 million in cash.  The aggregate fair value of these contributions was $1.245 billion.  Intel contributed $1.196 billion in cash and notes to IMFT. As a result of these contributions, the Company owns 51 percent and Intel owns 49 percent of IMFT.  The parties share the production of IMFT generally in proportion to their ownership in IMFT.

Under the terms of the Manassas, Virginia lease, IMFT has the use of approximately 50 percent of the Company’s manufacturing facility in Virginia for a period of 10 years.  IMFT equipment in the leased facility is operated and maintained by the Company.  The cost of operating and maintaining the equipment is charged to IMFT.  Under the terms of the Boise wafer supply agreement, the Company manufactures wafers for IMFT in its Idaho facility for a period of five years.  Such wafers are sold to IMFT at prices equal to the Company’s variable cost to manufacture, subject to certain cost and volume performance metrics.

IMFT manufactures NAND flash memory products based on NAND flash designs developed by the Company and Intel and licensed to the Company.  Product design and other research and development costs for NAND flash are shared equally among the Company and Intel.  In the second quarter of 2006, the Company received net proceeds of $230 million from Intel for the sale of the Company’s existing NAND flash memory designs and certain related technology and the Company’s acquisition of a perpetual, paid-up license to use and modify such designs.

As part of the transaction, the Company and Intel entered into various service contracts with IMFT under which they provide operational and administrative support services.  The Company and Intel generally charge IMFT for costs of providing such services.

The Company has determined that IMFT is a variable interest entity as defined in FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” (“FIN 46(R)”) and that the Company is the primary beneficiary of the venture.  Accordingly, IMFT’s financial results are included in the accompanying consolidated financial statements of the Company.  Upon consolidation, all amounts pertaining to Intel’s interests in IMFT are reported as noncontrolling interest.

The Company is obligated to provide certain NAND flash memory products to Apple Computer Inc. (“Apple”) until December 31, 2010.  In connection with the obligation, Apple made a prepayment to the Company of $250 million in the second quarter of fiscal 2006.

TECH Semiconductor Singapore Pte Ltd (“TECH”): Since 1998, the Company has participated in TECH, a semiconductor memory manufacturing joint venture in Singapore among the Company, the Singapore Economic Development Board (“EDB”), Canon Inc. and Hewlett-Packard Company.  On March 3, 2006, certain shareholders of TECH contributed approximately $260 million in cash as additional capital to TECH, of which the Company’s contribution was approximately $130 million.  Following the contribution, the Company has an approximate 43 percent ownership interest in TECH.

Effective March 3, 2006, the Company entered into an agreement with EDB, whereby EDB granted the Company an option to purchase from EDB, and the Company granted EDB an option to sell to the Company, EDB’s shares of TECH common stock (Approximately 30 percent as of August 31, 2006).  The Company’s option to purchase EDB’s shares in TECH is exercisable at any time prior to October 1, 2009.  EDB’s option to put its shares in TECH to the Company is exercisable from March 3, 2008, until October 1, 2010.  The Company has determined that TECH is a variable interest entity, and as a result of the put option agreement noted above, the Company concluded it is the primary beneficiary of TECH as defined by FIN 46(R).  Therefore, the Company began consolidating TECH’s financial results as of the beginning of the third quarter of fiscal 2006.

The Company’s basis in TECH of $134 million was allocated to the assets and liabilities of TECH based on their estimated fair values.  In connection with the consolidation of TECH, the Company recorded total assets of $990 million, (net of $204 million of eliminated intercompany balances and the Company’s contribution to TECH) including cash of $319 million and property, plant and equipment of $562 million; and total liabilities of $411 million, (net of $24 million of eliminated intercompany balances) including debt and capital lease obligations totaling $339 million.

MP Mask Technology Center, LLC (“MP Mask”): In the third quarter of fiscal 2006, the Company formed a joint venture, MP Mask, with Photronics, Inc. to produce photomasks for leading-edge and advanced next generation semiconductors.  Micron contributed its reticle manufacturing operation into the venture.  In exchange for a 49.99 percent interest in MP Mask, Photronics paid cash and issued notes to Micron aggregating $63 million.  Micron and Photronics also entered into supply arrangements wherein Micron is expected to purchase a substantial majority of the reticles produced by MP Mask.  In connection with the joint venture, Micron received $72 million in exchange for entering into a license agreement with Photronics, which is recognized over the term of the 10-year agreement.  The financial results of MP Mask are included in the consolidated financial results of Micron.

Lexar Media, Inc. (“Lexar”): On June 21, 2006, the Company acquired Lexar, a designer, developer, manufacturer and marketer of flash memory products, in a stock for stock merger.  Pursuant to the terms of the merger agreement, each issued and outstanding share of common stock of Lexar was converted into 0.5925 shares of Micron’s common stock (the “Exchange Ratio”), and each issued, outstanding and unexercised Lexar employee stock option with an exercise price per share of $9.54 or less was converted into a Micron employee stock option using the Exchange Ratio.  In connection therewith, the Company issued approximately 50 million shares of common stock, issued approximately 7 million stock options and incurred other acquisition costs resulting in an aggregate purchase price of $886 million.

The purchase price was allocated to the assets and liabilities of Lexar based on a preliminary estimate of fair values.  The Company recorded total assets of $1,356 million, including cash and short-term investments of $101 million, receivables of $302 million, intangible assets of $183 million and goodwill of $487 million; and total liabilities of $470 million.

On September 15, 2006, the Company and Toshiba Corporation entered into agreements settling all outstanding NAND flash memory-related litigation between the companies. Toshiba purchased certain of the Company’s semiconductor technology patents and licensed certain patents previously owned by Lexar. The Company will receive payments totaling $288 million over several years, substantially all of which are reflected in the Company’s purchase accounting for Lexar.